Exhibit 99
MEREDITH CORP.
FISCAL 2017 FOURTH QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call today will begin with comments from Chairman and Chief Executive Officer Steve Lacy, President and Chief Operating Officer Tom Harty and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on the call today are Local Media Group President Paul Karpowicz and National Media Group President Jon Werther.

An archive of the call will be available later today on our investor website. Our remarks this morning will include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier this morning, and in some of our SEC filings. With that, Steve will begin.

Steve Lacy:

Thank you Mike, and good morning everyone.

I hope you have had the opportunity to see our earnings release issued earlier this morning. I am pleased to report that we delivered record results for fiscal 2017. Financial highlights of the year included:

•	Earnings per share were $4.16, compared to $0.75 in the prior year.

•	Excluding special items in both years, earnings per share grew more than 20 percent to $4.00, up from $3.30 in the prior year.

•	Operating profit margin increased to 18 percent.

•	Total Company revenues grew 4 percent to a record $1.7 billion.

•	Total advertising revenues grew 2 percent to $934 million, including a record $63 million of political advertising revenue.

In fiscal 2017, we generated outstanding digital performance across the Company. In our National Media Group, digital ad revenues accounted for more than 30 percent of total advertising revenues and more than offset print advertising declines. I’m very pleased to report that our digital business continues to be highly profitable, and, of course, contributes nicely to Meredith shareholder value.

We also continued to successfully execute our Total Shareholder Return strategy. That strategy is anchored by very consistent and strong cash flows generated by our portfolio of media assets. We were pleased to deliver a Total Shareholder Return of 18 percent in fiscal 2017.

Now I’ll turn it over to President and Chief Operating Officer Tom Harty for more detail on our fiscal 2017 operating group performance.

Tom: Thanks Steve, and good morning everyone.

Fiscal 2017 was characterized by aggressive execution of our strategic initiatives, which are designed to increase shareholder value over time. In fiscal 2017:

We continued to grow our already powerful consumer connection across Meredith’s media platforms. Magazine readership increased to more than 100 million adults. Traffic to Meredith’s digital properties grew 8 percent to average 86 million unique visitors per month. Additionally, sales of our branded products at retail increased.

Second, we took steps to expand our media portfolio:

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In our Local Media Group, we acquired the broadcast assets of WPCH in Atlanta from Turner Broadcasting, strengthening our position in one of the nation’s largest television markets. We also added newscasts in several markets, further increasing our competitive position.

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In our National Media Group, we launched The Magnolia Journal, an extension of Joanna and Chip Gaines’ popular Magnolia brand. It quickly became the strongest-selling newsstand title in Meredith’s recent history, and we are currently selling more than 900,000 copies of each issue.

•	Third, we successfully renewed several key revenue-generating agreements:

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In our Local Media Group, we renewed our CBS affiliation agreements for stations in Atlanta, Phoenix, Kansas City and Flint/Saginaw into fiscal 2021. We also extended our FOX affiliations in Portland, Las Vegas, Greenville, Mobile and Springfield into fiscal 2019.

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In our National Media Group, we renewed our licensing program with Walmart. This program features more than 3,000 SKUs of Better Homes and Gardens branded products available at 5,000 Walmart stores and on walmart.com. In addition, we launched new licensing programs based on other Meredith brands, including a very well-received line of EatingWell-branded frozen entrées and a Shape line of apparel for women.

LOCAL MEDIA GROUP OPERATING DISCUSSION

Turning to the Local Media Group, our fiscal 2017 performance set records across the board. Operating profit grew 36 percent to $215 million. EBITDA increased 27 percent to $250 million, and revenues increased 15 percent to $630 million. Operating profit margin was 34 percent and EBITDA margin was 40 percent.

Looking more closely at the breakdown of that performance:

•	Total advertising revenues grew 7 percent to a record $414 million, driven by strong demand for political advertising.

•	Political advertising revenues were $63 million, with Meredith generating significant revenues from our stations in Las Vegas, St. Louis, Phoenix, Kansas City and Atlanta.

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Non-political advertising revenues were $352 million, compared to $374 million, due primarily to political advertising displacement, the Super Bowl moving to FOX from CBS and the Summer Olympic games on NBC.

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Digital advertising revenues grew more than 15 percent. Performance was driven by initiatives to drive traffic to our station’s digital properties and stronger consumer engagement. This included the relaunch of mobile news, weather and traffic apps across our portfolio, which generated record app opens and unique page views.

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Other revenues and operating expenses increased, primarily due to growth in retransmission revenues from cable and satellite television operators, partially offset by higher programming fees paid to affiliated networks.

Finally, ratings for our newscasts remained strong. During the May ratings period, our stations ranked #1 or #2 in morning or late news in 10 of our 12 markets. We were #1 or #2 in sign-on to sign-off in six of those markets.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Turning to our National Media Group, fiscal 2017 operating profit was $147 million, compared to a loss of $18 million in the prior year. Excluding special items, operating profit was $142 million compared to $150 million. Revenues were $1.1 billion.

Looking more closely at fiscal 2017 performance compared to the prior year:

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Total advertising revenues were $520 million, off 1 percent, and up slightly on a comparable basis, which excludes MORE and Siempre Mujer magazines. This performance was driven by strong 21 percent growth in digital advertising, which offset declines in print advertising.

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Digital advertising accounted for 31 percent of total National Media Group advertising revenues. Strong brands, premium ad products, proprietary first-party data, and our technology platforms are the foundation of our strong and profitable digital business.

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Our magazines grew their share of total industry advertising to 13.3 percent from 12.0 percent, according to the most recent data from Publishers Information Bureau. The Better Homes & Gardens, Family Circle, Martha Stewart and Midwest Living brands were particularly strong. The food, media and entertainment, household supplies and beauty advertising categories were growth leaders.

•	Circulation revenues were $322 million, off 2 percent, but flat on a comparable basis.

•	Expenses declined 16 percent, and were down 1 percent excluding special items in both years, as Meredith continued to pursue operational efficiencies.

Finally, we took steps to generate more revenue from the individual consumer in fiscal 2017. As many of you know, circulation-related revenues have long been one of our most consistent revenue streams. We are leveraging our relationship at the consumer level to expand into new paid products such as membership programs, meal plans and book annuals.

We are also expanding into eCommerce. This includes our Shop Nation affiliate marketing business, where we earn a revenue share for the promotion of third-party products. Additionally, in fiscal 2017 we expanded into the performance marketing business, where we earn a revenue share for leads we generate in the home services arena.

Now I’ll ask Joe to provide a look at companywide financial highlights and our fiscal 2018 outlook.

JOE: Thanks Tom, and good morning everybody.

Looking at fiscal 2017 metrics:

Cash flow from operations was $219 million. Total debt at June 30 was $698 million, and our weighted average interest rate was 2.8 percent, with $350 million effectively fixed at low rates. Our debt-to-EBITDA ratio, as defined in our credit agreements, was 1.9 to 1 for the trailing 12 months.

We continued to focus on our successful Total Shareholder Return strategy in fiscal 2017. We are committed to delivering top-third returns, and we specifically outlined our path to delivering those returns at our investor day in early June. These include:

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Continuing to increase organic revenues and expand margins. In fiscal 2017 we reached the inflection point where digital advertising revenue gains offset print advertising declines. Margins increased due to continued pursuit of operational efficiencies.

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Ongoing dividend increases. We raised our dividend by 5.1 percent to $2.08 on an annualized basis in January. This marked our 24th straight year of dividend increases for Meredith, which has paid an annual dividend for 70 consecutive years. During fiscal 2017, we were pleased to have been added to the S&P High Yield Dividend Aristocrat Index — an acknowledgment to our consistent track record of annual dividend increases. Our dividend is now yielding about 3.5 percent, making it one of the highest yields in media.

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We are pursuing strategic investments to scale our business and increase shareholder value. We have invested approximately $1 billion to acquire leading broadcast, digital and print properties in the last several years.

•	We also have an opportunistic share buyback program in place and we had $68 million remaining under current authorizations as of June 30, 2017.

OUTLOOK

Now, turning to our outlook:

For full-year fiscal 2018, we expect earnings per share to range from $3.20 to $3.50. As a reminder, we will be cycling against a record $63 million of political advertising revenues recorded in our Local Media Group. That translates to about $0.85 per share.

Looking more closely at our first quarter of fiscal 2018 compared to the prior-year, we expect:

•	Total Company revenues to be flat to up slightly;

•	National Media Group revenues to be flat to up slightly; and

•	Local Media Group revenues to be flat to down slightly.

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We expect first quarter fiscal 2018 earnings per share to range from $0.60 to $0.65. And again, we will be cycling against $16 million, or $0.22 per share, of political advertising revenues we recorded in the prior-year period.

Let me close my comments with what we continue to believe is a compelling investment thesis for Meredith:

•	First, we have a great portfolio of media assets that deliver consistent and strong cash flows.

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We are executing a balanced capital allocation strategy that re-invests approximately half of our cash generation into our business, and returns the other half to our shareholders. Our goal is to continue to deliver top-third Total Shareholder Return.

•	We are well-positioned to continue as an industry consolidator, and are constantly evaluating strategic acquisitions, both large and small.

•	Finally, we have a strong and proven management team that consistently delivers results.

With that I will turn it back to Steve for some closing comments.

STEVE: Thank you very much, Joe.

Looking ahead to fiscal 2018, as Joe just mentioned we will be cycling against record $63 million political advertising in our fiscal 2017, but we have in place a series of strategic growth initiatives to increase shareholder value over time.

In our Local Media Group these include:

Continuing to strengthen and expand our local broadcast programming, and converting audience gains into higher advertising revenue.

Second, monetizing our fast-growing local digital platforms. We’ve doubled digital ad revenues in our Local Media Group in the last four years, and believe there’s room for continued growth as we look to the future.

And third, renegotiating retransmission agreements with cable, satellite and telecom providers to increase revenue over time.

In our National Media Group these growth initiatives include:

Continuing to create vibrant and relevant content and growing our reach to Millennials. We now reach 70 percent of female U.S. Millennials. Many of these women are getting married, starting families and buying homes, right in our wheelhouse.

Second, growing total advertising revenues and increasing our share of market. In print, our advertising market share among our competitive set is at an all-time high of 41 percent. Our digital growth strategy focuses on delivering premium branded content; accumulating rich and differentiated first party data; and using ad technology to put the right message in front of the right consumer at the right time.

And finally, generating more profit from the individual consumers. This includes maximizing our already highly profitable circulation activities; growing our industry-leading brand licensing business; and ramping up our eCommerce initiatives.

With those remarks we’d now like to open it up to the Q&A and we’d be happy to open it up for any questions you might have.